Exhibit 10.1

SUBORDINATED LOAN AGREEMENT

BETWEEN

GENERAL MOLY, INC.

AND

HANLONG (USA) MINING INVESTMENT, INC.

Dated as of October 26, 2012

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9.11	Certain Terms	15
9.12	No Waiver of Rights, Powers and Remedies	16
9.13	Fees and Expenses	16
9.14	Counterparts	16
9.15	Rules of Construction	16
9.16	Consent to Jurisdiction; Waiver of Trial by Jury	17
9.17	Time is of the Essence	17
9.18	Certain Waivers	17
9.19	Costs of Enforcement	18
9.20	Modification to Miscellaneous Provisions	18

SCHEDULE A Certain Definitions

EXHIBIT A Form of Borrowing Request

EXHIBIT B Form of Warrant

ii

SUBORDINATED LOAN AGREEMENT

THIS SUBORDINATED LOAN AGREEMENT (this “Agreement”), dated October 26, 2012 (the “Signing Date”), is between General Moly, Inc., a Delaware corporation (the “Company”), and Hanlong (USA) Mining Investment, Inc., a Delaware corporation (“Lender”).

RECITALS

A.            The Company desires that Lender make certain loans to the Company, the proceeds of which will be used to finance the development and operation of the Mount Hope Project.

B.            The Company desires to secure its obligations under this Agreement (other than the Warrant) by granting Lender a security interest, subordinated to the security interest held by the Prime Chinese Bank(s) in connection with a term loan in the approximate amount of $665 million (the “Bank Loan Facility”), in all of the Company’s present and future assets, including, without limitation, its 80% interest in the Mount Hope Project.

C.            Simultaneously with the execution and delivery of this Agreement, the Company will deliver to Lender a warrant in the form of Exhibit B to purchase 10 million shares of common stock in the Company (the “Warrant”).

In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows.

AGREEMENT

ARTICLE I
DEFINITIONS

Capitalized terms used herein shall have the respective meanings set forth in Schedule A.

ARTICLE II
LOANS

2.1          Commitments.  Subject to the terms and conditions of this Agreement:

(a)           Lender shall lend, or subject to Section 2.1(c), upon a written notice from Lender to the Company on or before the expiry of the 180th date from Signing Date, Lender may propose to arrange in the manner and subject to the Company’s approval as described in Section 2.1(c) below, for a third party or a syndication of third parties to lend, a non-revolving term loan (“Tranche A Facility”) in one or more advances made to the Company from time to time during the Tranche A Facility Availability Period in an aggregate principal amount that at any time outstanding does not exceed the difference of US$75,000,000 minus 80% of the Lease Savings, if any (the “Tranche A Facility Commitment”), and

(b)           Lender shall lend, or subject to Section 2.1(c), upon a written notice from Lender to the Company on or before the expiry of the 180th date from Signing Date, Lender may proposed to arrange in the manner and subject to the Company’s approval as described in Section 2.1(c) below, for a third party or a syndication of third parties to lend, a non-revolving term loan (“Tranche B Facility”) to the Company from time to time during the Tranche B Facility Availability Period in an aggregate principal amount at any time outstanding that does not exceed the amount of US$50,000,000 (the “Tranche B Commitment”).  If, prior to the Tranche B Facility Availability Period, the Company has drawn all funds available under the Tranche A Facility, the Company may, until the Tranche B Facility Availability Period begins and the preceding sentence takes effect, draw from the Tranche B Facility (as part of the Tranche B Commitment) an amount up to US$25,000,000 minus the exercise price paid, if any,  by Lender to the Company to exercise any of the Warrants prior to Commercial Production.

(c)           If Lender exercises the option to propose a third party lender or syndication of third parties to lend (together, the “Third Party Lender”) as described in Section 2.1(a) and 2.1 (b) it shall promptly provide the Company with all reasonably necessary information for the Company to determine that the Third Party Lender will be an acceptable substitute for Lender.  The Company shall promptly assess the suitability of the Third Party Lender based on additional costs to the Company, credit worthiness of the Third Party Lender and the effect on the Company of any required withholdings and related make-wholes or indemnities as a result of substituting the Third Party Lender for some or all of the commitments of Lender.  The Company shall promptly make a good faith review of the acceptability of the Third Party Lender and shall not unreasonably withhold its approval of the substitution as proposed by Lender.

The Company may use each Commitment during the applicable Availability Period therefor by borrowing in accordance with the terms and conditions hereof.  Subject to the terms and conditions of this Agreement, the Facilities may from time to time be a Tranche A Facility or Tranche B Facility, as determined by the Company and notified to Lender in accordance with Sections 2.2 and 2.3.

2.2          Procedures for Borrowing.

(a)           The Company may, subject to the satisfaction of the conditions set forth in Section 4.2 hereof, borrow under one or more of the Commitments on any Business Day during the applicable Availability Period therefor, provided that the Company shall deliver to Lender a Borrowing Request signed by an officer of the Company (which Borrowing Request must be received by Lender at least five Business Days prior to the requested Borrowing Date).

(b)           Each Borrowing Request shall specify, as applicable, (i) the applicable Facility, (ii) the requested Borrowing Date, (iii) the principal amount requested by the Company, which shall be in an amount equal to at least US$5,000,000 (or, if the then Commitment therefor is less than US$5,000,000, such lesser amount) and may not exceed the maximum amount of the Commitments, (iv) unless previously notified to Lender in writing and not revoked, the details of the bank and Funding Account to which the proceeds of the requested Facility are to be transferred in accordance with Section 2.2(c).  The Borrowing Request shall also certify that all conditions precedent under Article IV to Lender’s extension of credit hereunder as of such Borrowing Date have been satisfied.

(c)           Upon receipt of any such Borrowing Request from the Company and subject to the satisfaction or waiver of the other conditions precedent set forth in Section 4.2, Lender shall transfer the amount under the applicable Facility as specified in such Borrowing Request to the Company at the Funding Account prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Company in Dollar funds immediately available to the Company.

2.3          Interest.

(a)           The outstanding principal amount under this Agreement shall bear interest for each day during each Interest Period at a rate per annum equal to LIBOR in effect during such Interest Period plus 4%, adjusted with respect to each Interest Period.

(b)           Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

(c)           Notwithstanding anything herein to the contrary, if any principal of, or interest on, any Facility payable by the Company hereunder is not paid when due (including failure to pay each of the Facilities payable by the Company on the Maturity Date or earlier upon acceleration of any Facility in accordance with Article VIII), and, as a result, an Event of Default shall have occurred and is continuing, such overdue amount shall bear interest at a rate per annum equal to the rate otherwise applicable under Section 2.3(a) plus 4%.

(d)           Notwithstanding anything herein to the contrary, the Company shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by Law (“Excess Interest”).  If any Excess Interest is provided for, or determined by a court of competent jurisdiction or in an arbitration to have been provided for, in this Agreement then in such event:  (i) the Company shall not be obligated to pay any Excess Interest, (ii) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (A) applied as a credit against the principal of any Facility due and owing to Lender or for accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Law), (B) refunded to the Company, or (C) any combination of the foregoing, (iii) the applicable interest rate or rates provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement shall be deemed to have been and shall be, reformed and modified to reflect such reduction, and (iv) the Company shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the immediately preceding sentence of this Section 2.3(d), if for any period of time interest on any Facility is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the

Maximum Rate, the rate of interest payable on such Facility shall, to the extent permitted by Law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Facilities due and owing to Lender had the rate of interest not been limited to the Maximum Rate during such period.

2.4          Security.  The Facilities shall be secured, pursuant to (a) the Security Documents, by a lien upon the Company Collateral (as will be defined in the Security Documents) and (b) the Pledge Agreement providing Nevada Moly’s pledge of an 80% Percentage Interest (as defined in the Eureka Moly LLC Agreement) in Eureka Moly.

2.5          Arrangement Fee.  A non-refundable arrangement fee of US$6,250,000 is due from the Company to Lender on the Signing Date, provided, however, that Lender agrees the payment will be deferred (without interest or penalty) until the earlier of (a) the first draw by the Company under the Bank Loan Facility, (b) the Company having received net proceeds, if any, from the exercise of the Warrant prior to Commercial Production of more than $8 million after the Signing Date or from the sale of its equity securities or securities convertible into equity securities or from other loans, and (c) if the Bank Loan Facility is in effect, two years after the Signing Date.  The arrangement fee shall be deemed earned upon the Signing Date and shall not be applied to any portion of the principal or interest owing under the Facilities.

2.6          Purpose.  The Company shall use the proceeds of the Facilities to finance the development and operation of the Mount Hope Project.

ARTICLE III
PAYMENTS

3.1          Repayment; Evidence of Debt.

(a)           The Company shall pay accrued but unpaid interest under the Facilities semi-annually in arrears, on the first Business Day (each, a “Payment Date”) on or after (i) April 26 and (ii) October 26 of each year, commencing with the first Payment Date occurring after the first Borrowing Date (each such period starting on the day after each Payment Date and running through the next Payment Date or, if earlier, the Maturity Date, an “Interest Period;” provided that the first Interest Period shall begin on the date hereof and end on the first Payment Date occurring after the first Borrowing Date).  The Company shall repay the outstanding principal amounts of, and pay all accrued and unpaid interest on, the Facilities on the fifth anniversary of the start of Commercial Production (the “Maturity Date”).  Except as otherwise expressly provided in this Agreement or such other Transaction Document, payments by the Company pursuant to this Agreement or any other Transaction Document, whether in respect of the Loan, interest or otherwise, shall be made by the Company to Lender not later than 12:00 noon (New York time) on the date due by delivery of United States Dollars in immediately available funds.  Any payments received hereunder after the time and date specified in this Section 3.1 shall be deemed to have been received by Lender on the next following Business Day.

(b)           Lender shall maintain in accordance with good commercial practice an account or accounts evidencing indebtedness of the Company to Lender resulting from each Facility from time to time, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.  The failure of Lender to maintain any such account under this Section 2.1(b), or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Facilities in accordance with the terms of this Agreement.

(c)           All payments of principal of, and interest on, the Facilities shall be made to Lender at such account or accounts at a bank in the United States as Lender shall have specified by notice to the Company in Dollar funds immediately available to Lender.  Subject to Section 3.4, all payments shall be made without setoff or counterclaim, rights of rescission and free and clear of and without deduction or withholding for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Company is required by law to make such deduction or withholding.

3.2          Prepayments.

(a)           Optional Prepayment.  The Company may at any time and from time to time prepay the outstanding principal amounts of, and accrued and unpaid interest on, the Facilities, in whole or in part, without premium or penalty.

(b)           Mandatory Prepayment.  On each Payment Date after the Company begins making cash sweep payments under the Bank Loan Facility, the Company shall (in addition to the interest payment pursuant to Section 3.1(a) above) pay an amount equal to 50% of the Company’s semi-annual Mount Hope Free Net Cash Flow to Lender to prepay the outstanding principal amount of the Facilities.

(c)           No Revolving Borrowings.  The Facilities are not revolving Facilities and the Facilities shall be permanently reduced by the aggregate of the principal amounts of the Facilities repaid and may not thereafter be reborrowed.

3.3          Application of Payments.  Each payment by the Company on account of the outstanding principal amount of the Facilities shall applied first, to Lender’s fees and reimbursable expenses then due and payable pursuant to any Transaction Document; second, to interest then due and payable on the Facilities, pro rata with respect to all the Facilities according to the respective amounts thereof immediately prior to such payment; and third, to the principal balance of the Facilities as specified by the Company by written notice to Lender with respect to such payment and, if the Company has not specified an allocation with respect to such payment, pro rata to all the Facilities according to the respective outstanding principal amounts thereof immediately prior to such payment.  Each payment by the Company of interest with respect to the Facilities shall be allocated among the amounts of accrued and unpaid interest on the Facilities as specified by the Company by written notice to Lender with respect to such payment and, if the Company has not specified an allocation with respect to such payment, pro rata to all the amounts of accrued and unpaid interest on the Facilities according to the respective amounts thereof immediately prior to such payment.  Each payment of the principal amount of the Facilities shall be accompanied by accrued and unpaid interest thereon to but excluding the date of such payment.  Notwithstanding the foregoing to the contrary, following acceleration of any Facility in accordance with Article VIII, all sums collected by Lender from the Company or from the proceeds of any collateral shall be applied as Lender shall determine in its sole discretion.

3.4          Taxes.

(a)           Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Company shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Lender, on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by Lender shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           Lender (and its successors and/or assigns) shall provide any such forms or statements that are reasonably requested by Company in order for Company to properly determine and comply with its Tax withholding and Tax information reporting requirements under applicable Law (including Internal Revenue Service Form W-9, W-8BEN, or W-8ECI, as may be applicable).  Such forms or statements shall be delivered by Lender (or any permitted transferee of Lender) on or before the date it becomes a party to this Agreement.  In addition, Lender (or any permitted transferee of Lender) shall deliver such new forms or statements as may be required promptly upon the obsolescence or invalidity of any form or statement previously delivered by such party.  Lender (or any permitted transferee of Lender) shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, Lender (or any permitted transferee of Lender) shall not be required to deliver any form or statement pursuant to this paragraph that such party is not legally able to deliver.

(f)            If Lender receives any refund of any Taxes or, Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts under this Section 3.4, it shall pay to the Company the amount of such refund, to the extent of the additional amounts paid, or the amounts indemnified, by the Company, in either case net of the out of pocket expenses incurred by Lender in obtaining the refund; provided, that if Lender is required to repay such refund to the applicable Governmental Authority, then the Company shall repay to Lender all amounts previously paid to the Company with respect to such refund.

(g)           If the Company is required to pay any additional amounts under this Section 3.4 with respect to any payment to any Lender, then at the Company’s request, Lender will use reasonable efforts to assign its rights under this Agreement to an affiliate of Lender, or to another lending office, as to which payments would not subject the Company to the obligation to pay any such additional amounts.

(h)           If a Person becomes a Lender by assignment from another Person, or acquires a right as a participant in any interest under this Agreement held by a Lender, such Person shall not be entitled to any benefits under this Section 3.4 without the consent of the Company.

ARTICLE IV
CONDITIONS PRECEDENT

4.1          Signing Conditions.  The Company has satisfied or Lender has waived in writing the following conditions as of the Signing Date:

(a)           Lender has received the Warrant executed by the Company,

(b)           Lender and the Company have entered into an Amendment No. 1 to the Stockholder Agreement, and

(c)           The Company has not breached in any material respect any of the representations and warranties set forth in Article V.

4.2          Funding Conditions.  The agreement of Lender to transfer funds hereunder on any Borrowing Date is subject to the satisfaction by the Company or waiver in writing by Lender of the following conditions:

(a)           Lender shall have received the Security Documents executed by the Company,

(b)                                 Lender shall have received the Pledge Agreement executed by Nevada Moly,

(c)                                  the Company shall, in all material respects, have performed and complied with its covenants or agreements in this Agreement, and Nevada Moly shall, in all material respects, have performed and complied with its covenants or agreements in the Pledge Agreement,

(d)                                 Lender shall have received from the Company a duly executed Borrowing Request,

(e)                                  no Default or Event of Default shall have occurred and be continuing on the date the Company delivers such Borrowing Request and on the Borrowing Date,

(f)                                   on or before the date that is 9 months after the issuance by the US Bureau of Land Management of the Record of Decision with respect to the Mount Hope Project (or any later date provided in any amendment to the Availability Periods provision in Schedule 2 to the Securities Purchase Agreement, dated March 4, 2010, between the Company and Lender, as amended), the Company shall have entered into documents evidencing the Bank Loan Facility, which documents shall be in form and substance satisfactory to Lender in its reasonable discretion, and

(g)                                  The full amount of the proceeds under the Bank Loan Facility shall have been advanced to the Company.

4.3                               Modification to Conditions Precedent.  The conditions precedent of this Agreement are subject to the provisions of Section 9.4.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1                               Representations and Warranties.  The Company represents and warrants to Lender that the following are true and correct in all material respects as of the Signing Date, as of the date of each Borrowing Request as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and as of each Borrowing Date as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date):

(a)                                 Organization and Standing.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted (and, to the extent described therein, as described in the SEC Reports).  Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its businesses makes such qualification necessary, except where any failure to so qualify or be in good standing, individually or in the aggregate, would not have a material adverse effect on the business, assets, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”).

(b)                                 Authorization and Enforceability.  The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions contemplated by, this Agreement and such other Transaction Documents.  No other corporate proceeding on the part of the Company is necessary for the valid execution and delivery by the Company of this Agreement, and the performance and consummation by the Company of the transactions contemplated by this Agreement to be performed by the Company, except as has been obtained or waived.  With respect to the other Transaction Documents to which the Company will be a party, no other corporate proceedings on the part of the Company will be necessary for valid execution and delivery by the Company of such other Transaction Documents, and the performance and consummation of the Company of the transactions contemplated by such other Transaction Documents will be performed by the Company, except as will have been obtained or waived.  The Company has duly executed and delivered this Agreement and, when executed and delivered by it, will have duly executed and delivered the other Transaction Documents to which it is a party.  Assuming the due execution and delivery of this Agreement by Lender, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law).  Assuming the due execution and delivery of the Transaction Documents to which the Company is a party (other than this Agreement) by Lender, each of such Transaction Documents, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)                                  No Violations; Consents.

(i)                                     The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby to be performed by the Company do not and will not (A) assuming that all consents, approvals, authorizations and other actions described in Section 5.1(c)(ii) have been obtained and all filings and obligations described in Section 5.1(c)(ii) have been made, conflict with, violate or contravene the applicable provisions of any Law of any Governmental Agency to or by which the Company or any of its

Subsidiaries or any of its or their respective assets is bound, (B) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default or give rise to an event of acceleration under, or give to others any right of termination, amendment, or cancellation of, or give to others a right to require any payment to be made under, any contract, lease, license, permit, loan or credit agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it or any of its Subsidiaries is bound or to which any of their respective assets is subject, nor result in the creation or imposition of any lien, security interest, charge or encumbrance of any kind upon any of the assets or capital stock of the Company or any of its Subsidiaries, or (C) conflict with or violate any provision of the organizational and other governing documents of the Company or any of its Subsidiaries, except in the case of each of clauses (A), (B) and (C) above as would not have a Material Adverse Effect.

(ii)                                  Subject to the accuracy of Lender’s representations and warranties in the Transaction Documents, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company for the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby, except for (A) reporting pursuant to securities Law, (B) any filings required to be made under the rules and regulations of the NYSE MKT and the Toronto Stock Exchange, and (C) if deemed reasonable or necessary by the Company acting in good faith at the time, prior to the issuance of shares upon exercise of the Warrant, provision of notice to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission pursuant to the Hart-Scott-Rodino Improvements Act of 1976 and expiration of all applicable waiting periods (and all extensions thereof) and issuance as applicable of any final, non-appealable consents, approvals, authorizations, and orders, or decisions neither to initiate proceedings or otherwise intervene.

5.2                               Modification to Representations and Warranties.  The representations and warranties of this Agreement are subject to the provisions of Section 9.4.

ARTICLE VI
AFFIRMATIVE COVENANTS

The affirmative covenants of this Agreement are subject to the provisions of Section 9.4.

ARTICLE VII
NEGATIVE COVENANTS

The negative covenants of this Agreement are subject to the provisions of Section 9.4.

ARTICLE VIII
EVENTS OF DEFAULT

8.1                               Events of Default.  If any of the following events shall occur and be continuing:

(a)                                 The Company shall fail to pay any principal amount of any Facility or any interest on any Facility by the date the same becomes due under this Agreement, and such failure continues for more than ten Business Days thereafter,

(b)                                 The Company shall breach in any material respect any of its representations or warranties in this Agreement or shall breach or fail in any material respect to perform or comply with any of its covenants or agreements in this Agreement or any other Transaction Document to which the Company is a party, or Nevada Moly shall breach or fail in any material respect to perform or comply with any of its covenants or agreements in the Pledge Agreement, and such breach cannot be cured or has not been cured within 30 days after the giving of written notice by Lender to the Company specifying such breach, or

(c)                                  (i) The Company makes a general assignment for the benefit of its creditors, (ii) the Company commences a voluntary case or proceeding under any applicable bankruptcy, insolvency or reorganization Law seeking to be adjudicated a bankrupt or insolvent, (iii) the Company consents to the entry of an order for relief in respect of the Company in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization Law, or (iv) a court of competent jurisdiction enters a decision, decree or other order, which decision, decree or other order remains unstayed and in effect for 60 days, under any Law relating to bankruptcy, insolvency or reorganization that is for relief against the Company in an involuntary case, that appoints a custodian of the Company or for a substantial part of its property or that orders the winding up or liquidation of the Company;

then, and in any such event, (A) if such event is an Event of Default specified in clause (c) above, automatically the Commitments shall immediately terminate and the outstanding principal amount of the Facilities (with accrued and unpaid interest thereon) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (1) Lender may, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate, and (2) Lender may, by notice to the Company, declare the outstanding principal amount of the Facilities (with accrued and unpaid interest thereon) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

8.2                               Modification to Events of Default.  The Events of Default in this Agreement are subject to the provisions of Section 9.4.

ARTICLE IX
MISCELLANEOUS

9.1                               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice under this Section 9.1, and shall be either (a) delivered by hand, (b) made by telecopy or facsimile transmission or (c) sent by sent by Federal Express, DHL, UPS or another internationally recognized delivery service.

If to Lender:	Hanlong (USA) Mining Investment, Inc. Suite 2903, 9 Castlereagh Street Sydney, NSW 2000 Australia Attention: Nelson Chen Facsimile: 61-29235-2482

With copies to:	McCarthy Tétrault
Suite 1300, Pacific Centre
777 Dunsmuir Street
Vancouver, British Columbia
V7Y 1K2 Canada
Attention: Joyce Lee
Facsimile: +1-604-643-7900

and

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
U.S.A.
Attention: Keith Pope
Facsimile: +1 801 532.7750

If to the Company:	General Moly, Inc.
1726 Cole Blvd.
Suite 115
Lakewood, CO 80401 U.S.A.
Attention: Chief Executive Officer
Facsimile: +1 (303) 928-8598

With a copy to:	Bryan Cave LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203-4541 U.S.A.
Attention: W. Dean Salter
Charles D. Maguire, Jr.
Facsimile: +1 (303) 866-0200

All notices, requests, consents and other communications hereunder shall be deemed to have been given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (ii) if by telecopy or facsimile transmission, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iii) if sent by internationally recognized delivery service, on the day of actual receipt.

9.2                               Entire Agreement.  This Agreement, including exhibits or other documents referred to herein or that specifically indicate that they were delivered in connection with this Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

9.3                               Amendments.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure from such terms and provisions may be granted, only by written consent of the Company and Lender.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

9.4                               Modifications Following Bank Loan Facility.  The Bank Loan Facility is being negotiated and the final form of that agreement is not known.  The parties intend that this Agreement, as well as the other Transaction Documents (other than the Warrant and Stockholder Agreement), shall correspond in all material respects with the Bank Loan Facility when it is final as to conditions precedent (including delivery of guarantees, indemnities, security documents and other documents similar to those required to be delivered pursuant to the Bank Loan Facility), representations and warranties, affirmative and negative covenants, events of default, indemnification provisions, and the miscellaneous provisions addressed by this Article 9.  Accordingly, the parties will amend this Agreement to incorporate such additional terms, together with additional representations and warranties, affirmative covenants, and events of default as are customarily included in subordinated loan documents, including, without limitation, covenants restricting the Company’s right to amend the documents evidencing the Bank Loan Facilities and cross defaults, and will enter into such additional documents as required hereby.  In addition, Lender will not unreasonably withhold its consent to modifications requested by the lenders under the Bank Loan Facility to this Agreement or the other Transaction Documents (excluding the Warrant and the Stockholder Agreement), and Lender and such lenders under the Bank Loan Facility shall enter into an intercreditor agreement on terms and conditions reasonably acceptable to the Lender, which shall provide for the subordination of this Agreement and the Security Documents to the Bank Loan Facility.  The parties intend this Agreement to be legally binding and believe that the terms required to be incorporated herein as a result of the Bank Loan Facility are, or will be, ascertainable and are not unreasonably vague or uncertain as to affect the validity of this Agreement.

9.5                               Assignment.  Except as otherwise provided herein, Lender may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Company, except to an Affiliated entity.

9.6                               Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except between the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

9.7                               Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

9.8                               Governing Law; Language.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, including Section 5-1401 of the New York General Obligation Law, applicable to agreements made and to be performed entirely within the State of New York, without giving effect to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of New York.  This Agreement has been negotiated and executed by the parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

9.9                               Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

9.10                        Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or constructions of any of the terms or provisions hereof.

9.11                        Certain Terms.

(a)                                 Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) reference to day, without the explicit qualification of “business” refers to a calendar day, (vi) references to a month, quarter, year or such other subdivision, without the explicit qualification of “fiscal”, refers to a calendar month, quarter, year or other such subdivision, respectively, (vii) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the Signing Date, notwithstanding that the parties may have executed this Agreement on a later date, and (viii) references to any Person include such Person’s respective successors, assigns, transferees, lessees, heirs, executors and administrators, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise.

(b)                                 Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law referenced herein means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  When a reference is made in this Agreement to Articles, Sections or any other subdivision, such reference is to an Article, a Section or other subdivision of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated.  Unless otherwise specified, all references to “$” shall be deemed to be references to the lawful currency of the United States.

9.12                        No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.13                        Fees and Expenses.  Except as otherwise expressly provided herein, each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

9.14                        Counterparts.  This Agreement may be executed in counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original and all of which together shall constitute one agreement.

9.15                        Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.16                        Consent to Jurisdiction; Waiver of Trial by Jury. EACH OF THE COMPANY AND LENDER HEREBY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY AND COUNTY OF NEW YORK (COLLECTIVELY, THE “NEW YORK COURTS”) FOR THE PURPOSE OF ANY DISPUTES ARISING OUT OF THE TRANSACTION DOCUMENTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE COMPANY AND LENDER HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT AND (II) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE NEW YORK COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION IS IMPROPER, OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.  IN ANY SUCH ACTION OR PROCEEDING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,  EACH OF THE COMPANY AND LENDER HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES TRIAL BY JURY AND PERSONAL IN HAND SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLY AGREE THAT THE SERVICE MAY BE MADE BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS SET FORTH IN OR FURNISHED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, OR BY ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE COMPANY AND LENDER HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT A PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE TRANSACTION DOCUMENTS AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

9.17                        Time is of the Essence.  Time is of the essence in performance of this Agreement.

9.18                        Certain Waivers.  Except for any notices specifically required by this Agreement, the Company and all others who may become liable for the payment of all or any part of the Facilities do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of non-payment and notice of intent to accelerate the maturity hereof (and of such acceleration).  No release of any collateral for the Facilities or extension of time for payment of this Agreement or any installment hereof, and no alteration, amendment or waiver of any provision of this Agreement or the Security Documents or the Pledge Agreement made by agreement between Lender and any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of the

Company, or any other Person who may become liable for the payment of all or any part of the Facilities.  Lender may release any guarantor or indemnitor of the Facilities from liability, in every instance without the consent of the Company hereunder, and without waiving any rights Lender may have hereunder.

9.19                        Costs of Enforcement.  Upon the occurrence and during the continuance of an Event of Default, the Company, upon demand from Lender, shall pay to Lender the amount of any and all expenses, including reasonable fees and disbursements of counsel and of any experts and court costs, which Lender incurs with respect to the exercise or enforcement of any of the rights and remedies of Lender hereunder.

9.20                        Modification to Miscellaneous Provisions.  The provisions set forth in this Article 9 are subject to amendment as provided in Section 9.4.

[Signature page follows]

Executed as of the date first set forth above.

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

HANLONG (USA) MINING INVESTMENT, INC.

By:	/s/ Nelson Feng Chen
Name:	Nelson Feng CHEN
Title:	Director

[SIGNATURE PAGE OF SUBORDINATED LOAN AGREEMENT]

SCHEDULE A
(to Subordinated Loan Agreement)

Certain Definitions

“Affiliate”:  As defined in Rule 405 under the Securities Act, provided none of the Company and its Subsidiaries shall be deemed an affiliate of Lender and neither Lender, POS-Minerals, nor any of its respective Affiliates shall be deemed to be an affiliate of the Company or any of its Subsidiaries.

“Availability Period”:  The Tranche A Facility Availability Period or the Tranche B Facility Availability Period, as applicable.

“Bank Loan Facility”:  As defined in the Recitals.

“Borrowing Date”:  Any Business Day specified by the Company in any Borrowing Request as a date on which the Company requests Lender to lend funds hereunder.

“Borrowing Request”:  A request made by the Company to borrow under any Facility, substantially in the form of Exhibit A.

“Business Day”:  (a) For all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Beijing China are authorized or required by Law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, a Facility, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

“Commercial Production”:  As defined in the Eureka Moly LLC Agreement.

“Commitment”:  The Tranche A Facility Commitment or the Tranche B Facility Commitment, as applicable.

“Default”:  An event that with notice or the passage of time or both would constitute an Event of Default.

“Dollars”:  The lawful currency of the United States.

“Excluded Taxes” shall mean with respect to Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income (however determined) or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, as applicable, any withholding tax that (i) is imposed on amounts payable to Lender at the time Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to Lender at any time that Lender designates a new lending office, other

Sched. A-1

than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes or (iii) is attributable to Lender’s failure to comply with, or to deliver any documentation described in, Section 3.4(e).

“Eureka Moly”: Eureka Moly, LLC, a Delaware limited liability company.

“Eureka Moly LLC Agreement”: The Amended and Restated Limited Liability Company Agreement of Eureka Moly, LLC, dated February 26, 2008, between Nevada Moly and POS-Minerals, as amended.

“Event of Default”:  Any of the events set forth in clause (a), (b) or (c) of Section 8.1, or as established pursuant to Section 8.2, provided in each case that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Interest”:  As defined in Section 2.3(d).

“Facilities”:  The Tranche A Facility and the Tranche B Facility.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than any state in the United States of America or of the District of Columbia.

“Funding Account”:  An account or accounts specified by the Company in any Borrowing Request in which the Company requests Lender to transfer the amount of the Facilities requested pursuant to Section 2.2(c).

“Governmental Authority”:  Any U.S. court or any U.S. federal or state government or political subdivision thereof and any U.S. agency or other U.S. entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Period”:  As defined in Section 3.1(a).

“Law”:  Any applicable U.S. federal, state or local statute, code, ordinance, decree, rule, regulation or general principle of common or civil law or equity.

“Lease Savings” means the full purchase price for equipment that Eureka Moly has leased, with the authorization of the Prime Chinese Bank(s) in documentation reasonably satisfactory to the Company, for use at the Mount Hope Project.

“LIBOR”:  With respect to any Interest Period, (a) the applicable British Bankers Association Interest Settlement Rate for deposits in Dollars for a six-month period as published in The Wall Street Journal on the first day of such Interest Period, applicable or (b) if the rate cannot be determined under clause (a), the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates quoted by at least two leading banks selected by Lender offered to leading banks for deposits in Dollars for a six-month period in the London interbank market at or about 11:00 a.m. (London, England time) on the first day of such Interest Period.

Sched. A-2

“Material Adverse Effect”:  As defined in Section 5.1(a).

“Maturity Date”:  As defined in Section 3.1(a).

“Maximum Rate”:  As defined in Section 2.3(d).

“Mount Hope Free Net Cash Flow”:  The Company’s remaining free cash flow from the Mount Hope Project available after all payments required and paid to the Prime Chinese Bank(s) under the Bank Loan Facility.

“Mount Hope Project”:  The primary molybdenum property located in Eureka County, Nevada, U.S.A.

“Nevada Moly”: Nevada Moly, LLC, a Delaware limited liability company.

“New York City”:  New York, New York, U.S.A.

“New York Courts”:  As defined in Section 9.15.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Payment Date”:  As defined in Section 3.1(a).

“Permitted Junior Securities” means (a) capital stock of or other ownership or profit interests in the Company which do not provide for mandatory repurchase, redemption, defeasance or other retirement of such securities in cash or any other mandatory payment or distribution in respect thereof in cash prior to the payment in full of the Senior Debt; or (b) debt securities that are subordinated to the Senior Debt (and any debt securities issued in exchange for Senior Debt) to at least the same extent as the Subordinated Debt is subordinated to the Senior Debt hereunder.

“Person”:  Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity.

“Pledge Agreement”: A pledge agreement between Nevada Moly and Lender to pledge Nevada Moly’s eighty percent interest in Eureka Moly as security for the Facilities, in a form reasonably agreed by the Company and Lender.

“POS-Minerals”: POS-Minerals Corporation, a Delaware corporation.

“Prime Chinese Bank(s)”:  One or more of the following:  (a) China Development Bank, (b) the Export-Import Bank of China, (c) Bank of China, (d) China Construction Bank, (e) Industrial and Commercial Bank of China and (f) Agricultural Bank of China.

“Representative” means the trustee, agent or representative for the Senior Debt.

Sched. A-3

“SEC” means the Securities and Exchange Commission.

“SEC Reports”:  means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “10-K”), and (ii) the other reports on Form 10-Q, as amended, and Form 8-K filed by the Company with the SEC since December 31, 2010.

“Security Documents”: A security agreement, mortgage and/or such other documents, as agreed by the Company and Lender in good faith to be reasonably necessary to create Lender’s security interest in assets of the Company other than its interest in Eureka Moly.

“Senior Debt” means indebtedness incurred pursuant to the Bank Loan Facility, including the principal of, premium, if any, interest (including interest, to the extent allowable, accruing subsequent to the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy Law, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) expenses, reimbursement amounts, indemnities and other amounts accrued or due on or in connection such Term Loan, whether outstanding on the date of this Agreement or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing).

“Signing Date”:  As defined in the Preamble.

“Stockholder Agreement”:  The Stockholder Agreement, dated as of December 20, 2010, between the Company and Lender, as amended.

“Subordinated Debt” means all obligations of the Company now or hereafter existing under or in connection with this Agreement and any evidence of indebtedness issued pursuant to this Agreement (whether created directly or acquired by assignment or otherwise), whether for principal, interest (including interest, to the extent allowable, accruing subsequent to the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy Law, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), fees, costs, expenses, indemnities or otherwise, including amounts payable in respect of any breach of a representation or warranty.

“Subsidiary” means collectively Nevada Moly, LLC, Eureka Moly, LLC, Liberty Moly, LLC and Kobeh Valley Ranch, LLC.

“Tax”:  Any present or future tax, levy, impost, duty, deduction or similar charge or withholding imposed by any Governmental Authority, including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same.

“Third Party Lender”:  As defined in Section 2.1(c).

“Tranche A Facility Availability Period”:  The period beginning on the date when both (a) construction has begun at the Mount Hope Project and (b) the Company has drawn in full the US$665 million available to it under its term loan with the China Development Bank and related lenders, and ending on the start of Commercial Production.

Sched. A-4

“Tranche A Facility”:  As defined in Section 2.1(a).

“Tranche A Commitment”:  As defined in Section 2.1(a).

“Tranche B Facility Availability Period”:  The period beginning on the date that Commercial Production starts and ending six months after such date.

“Tranche B Facility”:  As defined in Section 2.1(b).

“Tranche B Commitment”:  As defined in Section 2.1(b).

“Transaction Document”:  This Agreement, the Security Documents, the Pledge Agreement, the Warrant, the Stockholder Agreement, and each of the other documents as may be entered into in connection herewith.

“United States” or “U.S.” or “U.S.A.”:  The United States of America.

“US$”:  Dollars.

“Warrant”:  As defined in the Recitals.

The defined terms in this Agreement are subject to the provisions of Section 9.4.

Sched. A-5

EXHIBIT A
(to Subordinated Loan Agreement)

Form of Borrowing Request

This form is subject to Section 9.4

Date:                        ,

To:                             [                                                      ], Lender

Ladies and Gentlemen:

Reference is made to the Subordinated Loan Agreement, dated as of [                             ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Subordinated Loan Agreement”), between the Company and Lender.  Unless otherwise defined herein, terms defined in the Subordinated Loan Agreement and used herein shall have the meanings given to them in the Subordinated Loan Agreement.

The Company hereby requests a borrowing under the Applicable Facility, as follows:

1.	Applicable Facility	[specify Tranche A Facility or Tranche B Facility, as applicable]

2.	Borrowing Date	[a Business Day during the applicable Availability Period]

3.	Principal Amount Requested	US$[ ] [at least US$5,000,000 (or, if the then Commitment therefor is less than US$5,000,000, such lesser amount)]

The proceeds of the requested Facility are to be transferred in accordance with Section 2.2(c) of the Subordinated Loan Agreement as follows:  [specify bank and Funding Account details]

The Company hereby confirms that each condition set forth in Section 4.2 of the Subordinated Loan Agreement is satisfied on the date of this Borrowing Request.

Yours truly,

General Moly, Inc.

By:
[Authorized Signatory]

Exh. A-1

EXHIBIT B
(to Subordinated Loan Agreement)

Form of Warrant

See attached.

Exh. B-1